Exhibit 99.1

For Release at 1:05 p.m., PDT 07/30/13

Iteris Reports Fiscal First Quarter 2014 Results

SANTA ANA, Calif. — July 30, 2013 — Iteris, Inc. (NYSE MKT: ITI), a leader in providing intelligent traffic management information solutions, reported financial results for its fiscal first quarter ended June 30, 2013.

Fiscal Q1 2014 Highlights vs. Same Year-ago Quarter

•            Total revenues up 4% to $17.0 million.

•            Transportation Systems segment revenues up 5% to $8.3 million.

•            Roadway Sensors segment revenues up 5% to $7.5 million.

•            Gross margin improved 110 basis points to 39.5%.

•            Net income was $460,000, or $0.01 per share, compared to $676,000, or $0.02 per share. Net income in the year-ago quarter benefited from a $334,000 positive adjustment related to acquisition consideration.

•            Invested approximately $484,000 in iPerform® research, development, and sales & marketing compared to $235,000.

•            Released upgrade to iPeMS software that provides seamless plug-and-play data ingestion capabilities from third party data sources.

Fiscal Q1 2014 Financial Results

Total revenues in the first quarter of fiscal 2014 increased 4% to $17.0 million compared to $16.3 million in the same year-ago quarter. The increase was primarily attributed to a 5% increase in both Roadway Sensors and Transportation Systems revenues.

As part of an internal reorganization during the first quarter, the company’s weather-related Management Decision Support Services (MDSS), historically included in the Transportation Systems segment, were reassigned to the iPerform segment to better align the company’s predictive weather and traffic capabilities, resources, and initiatives. Prior year segment information, provided below, is restated to reflect the reassignment of approximately $481,000 in revenues related to MDSS.

Gross margin in the first quarter was 39.5% compared to 38.4% in the same year-ago quarter.

The 110 basis point increase was primarily the result of higher margins in Transportation Systems from improved labor utilization on projects.

Operating expenses in the first quarter increased 13% to $6.1 million compared to $5.4 million in the same year-ago quarter. The increase was primarily due to a rise in the fair value of contingent acquisition consideration, higher sales and marketing activities in Roadway Sensors and iPerform, and an increase in research and development expenses associated with iPerform. In fact, the Company invested approximately $484,000 on iPerform research, development, and sales & marketing compared to $235,000 in the same year-ago quarter.

Income from continuing operations in the first quarter was $430,000, or $0.01 per share, compared to $589,000, or $0.02 per share, in the year-ago quarter. Net income in the first quarter was $460,000, or $0.01 per share, compared to $676,000, or $0.02 per share, in the year-ago quarter. Both income from continuing operations and net income in the year-ago quarter benefited from a $334,000 positive adjustment related to the change in fair value of contingent acquisition consideration. Net of this adjustment, income from continuing operations increased 69% despite a significant increased investment to fund iPerform R&D.

During the first quarter of fiscal 2013, Iteris repurchased approximately 175,000 shares of its common stock for $303,000. Since implementing a series of repurchasing programs beginning in August 2011, the company has repurchased approximately 2.3 million shares for an aggregate purchase price of $3.5 million. Approximately $783,000 remains available for repurchase under such programs.

Total backlog at the end of the first quarter was $34.2 million compared to $38.6 million in the prior quarter and $36.5 million in the same year-ago quarter. Backlog was comprised of $26.1 million from Transportation Systems, $4.9 million from iPerform and $3.2 million from Roadway Sensors.

Management Commentary

“Revenue growth in our first quarter, on both a sequential and year-ago comparative basis, demonstrates strengthening demand for our core Roadway Sensors products and Transportation Systems services,” said Abbas Mohaddes, president and CEO of Iteris. “We believe these results, which helped drive a profitable bottom line despite the accelerated investment in iPerform, are the result of an expanding traffic management market and the growth strategy we laid out in fiscal 2013.

“During the quarter, the investment in our iPerform performance management suite, particularly our flagship traffic analytics product, iPeMS, produced a technological breakthrough—a newly released upgrade that allows operators to seamlessly ingest and analyze traffic data from multiple data providers on a ‘plug-and-play’ basis, alleviating the need for costly and time-consuming custom integration. This unique capability is representative of several innovations we have under development that should help drive iPerform’s position in the market and accelerate the growth of this segment.

“Today’s transportation markets require innovative, technological solutions like iPeMS, which go beyond monitoring travel times and the traditional ‘red-yellow-green’ light paradigm, to provide operators with the information they need to make actionable decisions for their traffic networks. As the market demand for better informational and analytic tools continues to expand, we believe the investments we are making today will highlight Iteris as the go-to-market leader for the intelligent traffic management market. We expect iPerform’s recurring revenue model to supplement our core consulting and product segments, while enhancing the overall profitability of our business.

“For the remainder of fiscal 2014, we plan to stay focused on developing and delivering solutions to the areas of the intelligent traffic management market that are growing faster than the overall market. This will require further expansion of our sales, marketing, and research and development teams, especially within iPerform. The market is clearly in need of the intelligent traffic management products and solutions we provide, so we remain confident that the investments we’re making in these areas should continue to drive revenue growth and build shareholder value.”

Conference Call

Iteris will conduct a conference call today at 4:30 p.m. ET (1:30 p.m. PT) to discuss its fiscal first quarter 2014 results.

Iteris’ CEO Abbas Mohaddes and CFO Jim Miele will host the call, followed by a question and answer period. Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

Date: Tuesday, July 30, 2013

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

Dial-In number: 1-877-941-4774

International number: 1-480-629-9760

Conference ID: 4628845

The conference call will be broadcast live and available for replay via the investor relations section of the Iteris website at www.iteris.com.

A telephone replay of the call will also be available after 7:30 p.m. ET on the same day through August 13, 2013.

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay ID: 4628845

About Iteris, Inc.

Iteris, Inc. is a leader in providing intelligent information solutions to the traffic management market. The company is focused on the development and application of advanced technologies and software-based information systems that reduce traffic congestion, provide measurement, management, and predictive traffic analytics, and improve the safety of surface transportation systems. By combining its unique IP, products, decades of expertise in traffic management, and information technologies, Iteris offers a broad range of Intelligent Transportation System (ITS) solutions to customers throughout the U.S. and internationally. The firm is headquartered in Santa Ana, California, with offices nationwide and in the Middle East. For more information, please call 1-888-329-4483 or visit www.iteris.com. Also visit the company on Facebook, Twitter, and You Tube.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This earnings release contains forward-looking statements based on our current expectations, estimates, and projections about our business, our industry, the U.S. and global economies, federal funding for transportation and infrastructure projects as well as management’s beliefs, and certain assumptions made by us. Words such as ‘‘anticipates,’’ ‘‘expects,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘seeks,’’ ‘‘estimates,’’ ‘‘may,’’ ‘‘should, ‘‘ “could,” ‘‘will,’’ and variations of these words are intended to identify forward-looking statements. Such statements speak only as of the date hereof and are subject to change. We undertake no obligation to revise or update publicly any forward-looking statements for any reason. These statements include, but are not limited to, statements about the Company’s expansion and business strategies and anticipated growth opportunities, the impact and success of new product introductions and acquisitions, our future performance, growth, operating results, financial condition and prospects, and the market demand for and acceptance of our products, technologies and services.  Such statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Accordingly, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, federal, state and local government budgetary issues, constraints and delays; the timing and amount of government funds allocated to overall transportation infrastructure projects and the transportation industry; the potential impact of the recently passed Federal Highway Bill on the Intelligent Transportation industry and the expected benefits to Iteris; the potential unforeseen impact of product and service offerings from competitors, increased competition in certain market segments and other competitive pressures; our ability to secure additional Transportation Systems consulting contracts and successfully complete such contracts on a timely basis; our ability to specify, develop, complete, introduce, market, and transition our products and technologies to volume production in a timely manner; the timing and successful completion of customer qualification of our products and the risks of non-qualification; the availability of components used in the manufacture of certain of our products; the effectiveness of efficiency, cost, and expense reduction efforts; our ability to successfully develop, market and sell software-based solutions, specifically our IterisPeMS software; our ability to successfully identify, complete and integrate acquisitions of products, technologies and companies; our ability to further expand our revenues and introduce and gain broad acceptance for new and recently introduced technologies, products or services and the general economic and political conditions and specific conditions in the markets we address, and the possible disruption in government spending and commercial activities related to terrorist activity or armed conflict in the United States and internationally. Further information on Iteris, Inc., including additional risk factors that may affect our forward looking statements, is contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and our other SEC filings that are available through the SEC’s website (www.sec.gov).

Contact:

Liolios Group, Inc.

Scott Liolios or Cody Slach

Investor Relations

Tel 1-949-574-3860

ITI@liolios.com

ITERIS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2013	March 31, 2013
	(unaudited)
ASSETS:
Cash	$19,092	$19,137
Trade accounts receivable, net	12,457	10,946
Costs and estimated earnings in excess of billings on uncompleted contracts	5,171	6,346
Inventories	2,073	2,465
Prepaid expenses and other current assets	782	852
Current portion of deferred income taxes	2,363	2,363
Total current assets	41,938	42,109

Long-term portion of deferred income taxes	5,655	5,888
Property and equipment, net	1,796	1,862
Goodwill	17,318	17,318
Intangible and other assets, net	2,297	2,334

Total assets	$69,004	$69,511

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable and other current liabilities	$9,408	$10,764
Billings in excess of costs and estimated earnings on uncompleted contracts	2,654	1,958
Total current liabilities	12,062	12,722
Long-term liabilities	808	908
Total liabilities	12,870	13,630
Stockholders’ equity	56,134	55,881
Total liabilities and stockholders’ equity	$69,004	$69,511

ITERIS, INC.

UNAUDITED CONSOLIDATED

STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended
	June 30,
	2013	2012

Total revenues	$17,030	$16,304
Cost of revenues	10,304	10,040
Gross profit	6,726	6,264

Operating expenses:
Selling, general and administrative	5,105	4,901
Research and development	784	633
Amortization of intangible assets	161	161
Change in fair value of contingent acquisition consideration	7	(334)
Total operating expenses	6,057	5,361
Operating income	669	903
Non-operating income (expense):
Other income (expense), net	(3)	5
Interest income (expense), net	(4)	(5)
Income from continuing operations before income taxes	662	903
Provision for income taxes	(232)	(314)
Income from continuing operations	430	589
Gain on sale of discontinued operation, net of tax	30	87
Net income	$460	$676

Income per share from continuing operations - basic and diluted	$0.01	$0.02
Gain per share from sale of discontinued operation - basic and diluted	$0.00	$0.00
Net income per share - basic and diluted	$0.01	$0.02

Shares used in basic per share calculations	32,520	33,809
Shares used in diluted per share calculations	32,716	33,863

ITERIS, INC.

UNAUDITED SEGMENT REPORTING DETAILS

(in thousands)

	Roadway Sensors	Transportation Systems	iPerform	Iteris, Inc.

Three Months Ended June 30, 2013
Total revenues	$7,529	$8,258	$1,243	$17,030

Segment operating income (loss)	$1,214	$1,286	$(246)	$2,254
Corporate and other income (expense), net				(1,417)
Amortization of intangible assets				(161)
Change in fair value of contingent acquisition consideration				(7)
Operating income				$669

	Roadway Sensors	Transportation Systems	iPerform	Iteris, Inc.

Three Months Ended June 30, 2012 *
Total revenues	$7,184	$7,849	$1,271	$16,304

Segment operating income (loss)	$1,392	$856	$(51)	$2,197
Corporate and other income (expense), net				(1,467)
Amortization of intangible assets				(161)
Change in fair value of contingent acquisition consideration				334
Operating income				$903

* Transportation Systems and iPerform revenues and segment operating income/(loss) have been restated to conform to the current year presentation.